Exhibit 99.1

Mastech Digital Acquires AmberLeaf

Acquisition will enhance the Company’s data and analytics service offerings to include Customer Experience Consulting and broaden its managed service opportunities.

Transaction Highlights:

•	AmberLeaf will increase scale and add complementary capabilities to the Company’s Data and Analytics business segment, branded as Mastech InfoTrellis;

•	The acquisition will strengthen and provide additional scope from which to implement Mastech InfoTrellis’ Enterprise Intelligence Hub strategy; and

•	The combined businesses will provide customers with an expanded suite of service offerings, delivery capabilities, and human capital across North America, EMEA, India and ASEAN countries.

PITTSBURGH. PA – October 1, 2020 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, today announced the acquisition of AmberLeaf Partners, Inc., a Chicago-based customer experience consulting company. The acquisition will bring together two distinct brands, one that architects and delivers enterprise intelligence through data and analytics, and the other that provides experience consulting through the customer lifecycle.

AmberLeaf is a uniquely positioned organization that offers managed services for a variety of Cloud-based enterprise applications across sales, marketing, and customer service through the AmberLeaf Experience as a Service (AXaaS). The acquisition will provide a broader scope for AXaaS across Mastech InfoTrellis’s global client base.

The transaction is valued at $14.0 million, with $9.5 million paid in cash at closing, subject to customary adjustments, and up to $4.5 million in deferred payments over the next two years. The deferred payments are contingent upon the acquired business achieving specific financial targets during the two years following the closing of the acquisition.

Mastech InfoTrellis expects to realize the following synergies from the combined enterprise:

•	Mastech InfoTrellis will enhance its capabilities in customer experience strategy, global service delivery, and IP-led platforms;

•	AmberLeaf’s customers will have access to Mastech InfoTrellis’ “enterprise intelligence hub” - powered by its data bus and knowledge graphs; and

•	The AmberLeaf business will have access to Mastech InfoTrellis’ global delivery engine and robust sales and marketing capabilities.

Commenting on the acquisition, Vivek Gupta, President and CEO of Mastech Digital, stated, “In 2017 we began our transformational journey to become a world-class provider of Data Management and Analytics services. The acquisition of AmberLeaf reinforces our commitment to this strategy by enhancing our ability to significantly scale our Data and Analytics business segment.”

Concurrent with the acquisition, the Company entered into a revised credit facility with PNC Bank which increased its term loan facility by approximately $10 million to $17.5 million and increased its revolving loan facility to $30 million, an increase of $7.5 million from the previous credit line of $22.5 million. Commenting on the new credit facility, Jack Cronin, CFO and Corporate Secretary of Mastech Digital said, “While we could have comfortably funded the acquisition with funds available under our previous facility, this revised credit agreement will give us sufficient financial flexibility to continue to invest in our businesses in both an organic and inorganic manner.”

Mastech Digital’s advisors on the transaction included The Chesapeake Group – investment banker and Blank Rome, LLP - legal counsel.

About Mastech Digital / Mastech InfoTrellis:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across North America, EMEA, India and ASEAN countries. Mastech InfoTrellis is the wholly-owned subsidiary of Mastech Digital which offers professional services across data management, data engineering, and data science.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “plans,” “believes,” “estimates”, “plans”, “will” and “projects” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital and/or Mastech InfoTrellis from completing the AmberLeaf transaction and the expected performance of Mastech Digital and/or Mastech InfoTrellis following completion of the acquisition and debt financing, including future financial and operating results, expected synergies, and the combined company’s plans, objectives, expectations and intentions. These statements are based on information currently available to Mastech Digital and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict and many of which are outside of the control of Mastech Digital. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, (1) the risk that the acquisition or debt financing transactions disrupt current plans and operations of Mastech Digital and/or Mastech InfoTrellis as a result of the announcement or consummation of such transactions; (2) the ability to successfully integrate the operations and employees of AmberLeaf into Mastech InfoTrellis; (3) the ability to recognize the anticipated benefits of the acquisition of AmberLeaf which may be affected by, among other things, competition, the ability of Mastech Digital to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (4) costs related to the acquisition and debt financing; (5) the possibility that Mastech Digital or AmberLeaf or their respective subsidiaries and affiliates may be adversely affected by other economic, business, and/or competitive factors, including the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19; and (6) other risks and uncertainties that are described in more detail in Mastech Digital’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019.

Media Contact:

Donna Kijowski

+1-412-787-9551

donna.kijowski@mastechdigital.com